Confidential Treatment Requested by Pactiv Evergreen Inc.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 10.12

TO:	JOHN McGRATH

FROM:	STEVE ESTES

DATE:	July 16, 2019

SUBJECT:	HOUSE LEASE

This memo reflects the agreement reached between employee and company regarding your home lease in the Lake Forest, IL area.

Employee has signed a 2-year lease for a residence in Lake Forest, IL. The lease payment is $4,550 per month. Should there be a sale of the business and employee’s employment is terminated by the Company for reasons other than cause prior to December 31, 2020, the company agrees to reimburse employee for lease payments ($4,550 per month) for the remainder of the lease term through June 2021.

By:	/s/ Steve Estes